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                                                                 Exhibit (d)3.14

                                LETTER AGREEMENT

State Street Bank and Trust Company
P.O. Box 1713
Boston, MA  02105

Dear Sirs:

Pursuant to Section 14 of the Yield Calculation Services Agreement of Frank Russell Investment Company ("FRIC"), dated January 2, 1985, FRIC advises you that it is creating a new Class A of each of the Equity Aggressive Strategy, Aggressive Strategy, Balanced Strategy, Moderate Strategy, Conservative Strategy and Money Market Funds (the "Class A Funds"). FRIC desires for State Street Bank and Trust Company to compute the performance results of Class A of each Class A Fund pursuant to the terms and conditions of the Yield Calculation Service Agreement.

Please indicate your acceptance to amend the Yield Calculation Service Agreement by executing the acceptance copy of this letter agreement and returning it to the undersigned.

Sincerely,

FRANK RUSSELL INVESTMENT COMPANY


By:  /s/ Mark E. Swanson
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     Mark E. Swanson
     Treasurer and Chief Accounting Officer

Accepted as of the ____ day of _____________________, ______.


STATE STREET BANK AND TRUST COMPANY


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